Exhibit 99

Contact: Margaret Standing Cell: (614) 314-5384 Margaret.Standing@bobevans.com @CrpComMaggie_BE

Press Release

Bob Evans Farms, Inc. Announces Food Production Consolidation Plans

Company will close food plants in summer 2013, restructures for growth

Columbus, OH (May 29, 2012) – Officials at Bob Evans Farms, Inc. today announced planned changes to food production operations. The company will close its food production plants in Springfield, Ohio and Bidwell, Ohio, in late summer 2013.

“These are difficult, but important, strategic decisions for Bob Evans – ones that will allow our company to continue to grow in Ohio and across the country,” said Chairman & CEO of Bob Evans Farms, Inc., Steve Davis. “We recognize there are vast opportunities that lie ahead for Bob Evans Farms – and we are committed to making significant investments in Ohio and our other markets to realize those opportunities.”

Davis indicated that the company’s strategy focuses on higher-growth opportunities such as packaged side dishes and convenience foods. He said the recent decisions are consistent with that strategy and are meant to position the company for future growth in Ohio.

Approximately 110 plant workers will be impacted by next year’s closures. These employees are expected to maintain their positions until that time. The company has affirmed its commitment to helping affected employees through this transition and to placing as many employees as possible in other positions within the company by the time of the closures.

The company anticipates a total annual pre-tax benefit of approximately $7 million to $8 million in fiscal 2015 from the production moves announced above. As was announced in March 2012, the company also will consolidate its transportation operations in Bidwell, Ohio, and Hillsdale, Michigan, to a new transportation center in Springfield, Ohio. The new transportation center will be located near the distribution center that services its businesses at an estimated investment of $5 million with 110 jobs. It is anticipated that nearly all transportation workers from Bidwell and Hillsdale will transfer to the new Springfield transportation center.

Other investments in the company’s home state of Ohio include well over $50 million over several years for the remodel of its 190 Ohio restaurants, approximately $40 million (after proceeds from the sale of the current campus) in a new corporate campus being built in New Albany, Ohio, and $4 million recently invested in the company’s original farm and Homestead in Rio Grande, Ohio.

As part of the food production consolidation, Bob Evans will invest approximately $23 million to $26 million of capital to add lines to its food production facility in Sulphur Springs, Texas. Two new line extensions will increase production of ready-to-eat food products.

Bob Evans currently employs approximately 45,000 people; nearly 14,000 of whom are in Ohio. The company has restaurant, food production, transportation and corporate office employees across the state. Employees impacted by the closures will be encouraged to apply for open positions within the company, or for positions that will be created in the future.

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About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the third fiscal quarter (January 27, 2012), Bob Evans owned and operated 564 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Supplemental Financial Information

The company anticipates a total annual pre-tax benefit of approximately $7 million to $8 million from the production moves announced above. Partial realization of the pre-tax benefits will commence in fiscal 2014 with full realization expected by fiscal 2015. The company anticipates taking the following estimated pre-tax charges over the next several quarters related to the activities outlined above:

•	Approximately $2.5 million to $3.5 million in cash for termination benefits and other employee costs

•	Approximately $6.5 million of non-cash accelerated depreciation expense and impairment charges

•	Approximately $1 million in cash for plant decommissioning costs, primarily during fiscal 2014

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 29, 2011, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.